EXHIBIT 24

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duty executed this joint filing agreement as of the date set forth below.

Dated as of June 14, 2024

RCP EAGLE HOLDINGS LP

By:	RCP Eagle Holdings GP LLC
Its:	General Partner

By:	/s/ Milton R. Berlinski
Name:	Milton R. Berlinski
Title:	Managing Member

RCP EAGLE HOLDINGS GP LLC

By:	Reverence Capital Partners Opportunities Fund V (PE Fund III) GP, L.P.
Its:	Member

By:	Reverence Capital Partners Opportunities Fund V (PE Fund III) GP, LLC
Its:	General Partner

By:	/s/ Milton R. Berlinski
Name:	Milton R. Berlinski
Title:	Managing Member

RCP GENPAR HOLDCO LLC

By:	/s/ Milton R. Berlinski
Name:	Milton R. Berlinski
Title:	Authorized Signatory